Exhibit 99.5

ViewPoint Financial Group, Inc.
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Subscription & Community Offering Stock Order Form
ViewPoint Bank	Expiration Date
Conversion Center	for Stock Order Forms: ___day ______ __, 2010 _:00 p.m., Central Time (received not postmarked)

Plano, TX 75075 xxx-xxx-xxxx

IMPORTANT: A properly completed original stock order form must be used to subscribe for common stock. Copies of this form are not required to be accepted. Please read the Stock Ownership Guide and Stock Order Form Instructions as you complete this form.

(1) Number of Shares	Subscription Price X 10.00 =	(2) Total Payment Due	Minimum number of shares: 25 shares ($250) Maximum number of shares: 200,000 shares ($2,000,000) Maximum number of shares for associates or group: 400,000 shares ($4,000,000) See Instructions.
$

(3) Employee/Officer/Director Information
☐ Check here if you are an employee, officer or director of ViewPoint Bank or a member of such person’s immediate family living in the same household.
(4) Method of Payment by Check	Total Check Amount	$
Enclosed is a check, bank draft or money order payable to ViewPoint Financial Group in the amount indicated here.			•

(5) Method of Payment by Withdrawal - The undersigned authorizes withdrawal from the following account(s) at ViewPoint Bank. There is no early withdrawal penalty for this form of payment. Individual Retirement Accounts maintained at ViewPoint Bank cannot be used unless special transfer arrangements are made.

Bank Use	Account Number(s) To Withdraw		$ Withdrawal Amount
		$	•
		$	•
(6) Purchaser Information
Subscription Offering
☐ a.	Check here if you are an Eligible Account Holder with a deposit account(s) totaling $50.00 or more on December 31, 2008.

☐ b.	Check here if you are a Supplemental Eligible Account Holder with a deposit account(s) totaling $50.00 or more on March 31, 2010, but are not an Eligible Account Holder.

☐ c.	Check here and list accounts below if you are an Other Member with a deposit account(s) on ______ __, 2010, but are not an Eligible Account Holder or Supplemental Eligible Account Holder.

Community Offering
☐ d.	Check here if you are a community member (Indicate county of residence in #9 below).

☐ e.	Check here if you were a shareholder of ViewPoint Financial Group on ______ __, 2010.

Account Information

List below all accounts in which you had an ownership interest as of the applicable eligibility date as indicated in a, b or c above. Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights. Use reverse side for additional space.

Bank Use	Account Number(s)	Account Title (Name(s) on Account)

(7) Form of Stock Ownership & SS# or Tax ID#:			SS#/Tax ID#	Æ
☐ Individual ☐ Joint Tenants	☐ Tenants in Common	☐ Fiduciary (i.e., trust, estate)
☐ Uniform Transfers to Minors Act (Indicate SS# of Minor only)	☐ Company/Corporation/ Partnership	☐ IRA or other qualified plan (Both Tax ID# & SS# for IRAs)	SS#/Tax ID#	Æ

(8) Stock Registration & Address: Name and address to appear on stock certificate.
Adding the names of other persons who are not owners of your qualifying account(s) will result in the loss of your subscription rights.

Name:
Name Continued:
Mail to- Street:
City:		State:	Zip Code:
(9) Telephone Daytime/Evening	( ) --	( ) --		County of Residence
(10) Associates/Acting in Concert

☐ Check here and complete the reverse side of this form if you or any associates or persons acting in concert with you have submitted other orders for shares or are current owners of existing shares of ViewPoint Financial Group.

(11) Acknowledgement - To be effective, this stock order form must be properly completed and physically received (not postmarked) by ViewPoint Financial Group, Inc. no later than _:00 p.m. Central Time, on ______ __, 2010, unless extended; otherwise this stock order form and all subscription rights will be void. The undersigned agrees that after receipt by ViewPoint Financial Group, Inc. this stock order form may not be modified, withdrawn or canceled without ViewPoint Financial Group, Inc.’s consent and if authorization to withdraw from deposit accounts at ViewPoint Bank has been given as payment for shares, the amount authorized for withdrawal shall not otherwise be available for withdrawal by the undersigned. Under penalty of perjury, I hereby certify that the Social Security or Tax ID Number and the information provided on this stock order form are true, correct and complete and that I am not subject to back-up withholding. It is understood that this stock order form will be accepted in accordance with, and subject to, the terms and conditions of the plan of conversion and reorganization of ViewPoint MHC described in the accompanying prospectus.

Federal regulations prohibit any person from transferring, or entering into any agreement, directly or indirectly, to transfer the legal or beneficial ownership of subscription rights or the underlying securities to the account of another. ViewPoint Bank, ViewPoint MHC, ViewPoint Financial Group and ViewPoint Financial, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve such transfer. Under penalty of perjury, I certify that I am purchasing shares solely for my account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares.
By signing below, I also acknowledge that I have read the Certification Form on the reverse side of this form.
Bank Use

Signature Date	Signature Date
Æ	Æ

Item (6) Purchaser Account Information continued:
Bank Use	Account Number(s)	Account Title (Name(s) on Account)

Item (10) Associates/Acting In Concert continued:

If you checked the box in item #10 on the reverse side of this form, list below all other orders submitted by you or your associates and list the number of shares of ViewPoint Financial Group currently owned by you or your associates (as defined below) or by persons acting in concert with you (also defined below).

Name(s) listed on other stock order forms	Number of shares ordered	Name(s) of existing shareholders	Number of shares owned

Associate - The term “associate” of a particular person means:

(1) a corporation or organization other than ViewPoint MHC, ViewPoint Financial Group, ViewPoint Financial Group, Inc. or ViewPoint Bank (or a majority-owned subsidiary thereof) of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

(2) a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

(3) any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of ViewPoint MHC, ViewPoint Financial Group, ViewPoint Financial Group, Inc. or ViewPoint Bank or any of their subsidiaries.

Acting in concert – The term “acting in concert” means:

(1) knowing participation in a joint activity or interdependent conscious parallel action toward a common goal whether or not pursuant to an express agreement or understanding; or

(2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party.

We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships and the fact that such persons may have Filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.

CERTIFICATION FORM

I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND IS NOT INSURED OR GUARANTEED BY VIEWPOINT MHC, VIEWPOINT FINANCIAL GROUP, VIEWPOINT FINANCIAL GROUP, INC., OR VIEWPOINT BANK, OR BY THE FEDERAL GOVERNMENT OR BY ANY GOVERNMENT AGENCY. THE ENTIRE AMOUNT OF AN INVESTOR’S PRINCIPAL IS SUBJECT TO LOSS.

If anyone asserts that this security is federally insured or guaranteed, or is as safe as an insured deposit, I should call the Consumer Inquiries department of the Office of Thrift Supervision at (800) 842-6929.

I further certify that, before purchasing the common stock, par value $0.01 per share, of ViewPoint Financial Group, Inc. (the “Company”), the holding company for ViewPoint Bank, I received a prospectus of the Company dated _____, 2010 relating to such offer of common stock.

The prospectus that I received contains disclosure concerning the nature of the common stock being offered by the Company and describes in the “Risk Factors” section beginning on page __, the risks involved in the investment in this common stock, including but not limited to the following:

Risks Related to Our Business

1.
The United States economy remains weak and unemployment levels are high. A prolonged economic downturn, especially one affecting our geographic market area, will adversely affect our business and financial results.

2.
If economic conditions deteriorate in the State of Texas, our results of operations and financial condition could be adversely impacted as borrowers’ ability to repay loans declines and the value of the collateral securing loans decreases.

3.	Our loan portfolio possesses increased risk due to our percentage of commercial real estate and commercial non-mortgage loans.
4.	Our consumer loan portfolio possesses increased risk.
5.	Our business may be adversely affected by credit risk associated with residential property.
6.	We are subject to credit risks in connection with the concentration of adjustable rate loans in our portfolio.
7.	If our non-performing assets increase, our earnings will suffer.
8.	If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.
9.	Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and our income.
10.
A legislative proposal has been introduced that would eliminate the Office of Thrift Supervision, ViewPoint Bank’s and ViewPoint Financial Group’s primary federal regulator, which would require ViewPoint Financial Group to become a bank holding company.

11.	Changes in interest rates could adversely affect our results of operations and financial condition.
12.	Our strategies to modify our interest rate risk profile may be difficult to implement.
13.	Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.
14.	Our securities portfolio may be negatively impacted by fluctuations in market value and interest rates, which may have an adverse effect on our financial condition.
15.	Higher Federal Deposit Insurance Corporation insurance premiums and special assessments will adversely affect our earnings.
16.	If we are unsuccessful in raising additional capital now or in the future, our financial condition, results of operations and business prospects may be adversely affected.
17.	Strong competition within our market area may limit our growth and profitability.
18.	System failure or breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities.

Risks Related to the Offering

1.	The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.
2.	You may not revoke your decision to purchase New ViewPoint Financial Group common stock in the subscription or community offering after you send us your subscription.
3.	We have broad discretion to deploy our net proceeds and our failure to effectively deploy the net proceeds may have an adverse impact on our financial performance and the value of our common stock.
4.	Our return on equity initially will be low compared to our historical performance. A lower return on equity may negatively impact the trading price of our common stock.
5.	The ownership interest of management and employees could enable insiders to prevent a merger that may provide shareholders a premium for their shares.
6.	The implementation of the stock-based incentive plan may dilute your ownership interest.
7.
Additional expenses following the conversion from the compensation and benefit expenses associated with the implementation of the new stock-based incentive benefit plan will adversely affect our profitability.

8.
We have not determined whether we will implement stock-based incentive plans more than one year following the stock offering. Stock-based incentive plans implemented more than one year following the stock offering may exceed regulatory restrictions on the size of stock-based incentive plans adopted within one year, which would increase our costs.

9.	Various factors may make takeover attempts more difficult to achieve.
10.	There may be a decrease in shareholders’ rights for existing shareholders of ViewPoint Financial Group.

(By Signing the Front of this Form the Investor is Not Waiving Any Rights Under the Federal Securities Laws, Including the Securities Act of 1933 and the Securities Exchange Act of 1934)

ViewPoint Financial Group
Stock Ownership Guide

Individual
Include the first name, middle initial and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as “Mrs.”, “Mr.”, “Dr.”, “special account”, “single person”, etc.

Joint Tenants
Joint tenants with right of survivorship may be specified to identify two or more owners. When stock is held by joint tenants with right of survivorship, ownership is intended to pass automatically to the surviving joint tenant(s) upon the death of any joint tenant. All parties must agree to the transfer or sale of shares held by joint tenants.

Tenants in Common
Tenants in common may also be specified to identify two or more owners. When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common.

Uniform Transfers to Minors Act (“UTMA”)
Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minors Act of each state. There may be only one custodian and one minor designated on a stock certificate. The standard abbreviation for Custodian is “CUST”, while the Uniform Transfers to Minors Act is “UTMA”. Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, stock held by John Doe as custodian for Susan Doe under the Texas Uniform Transfers to Minors Act will be abbreviated John Doe, CUST Susan Doe UTMA TX (use minor’s social security number).

Fiduciaries Information provided with respect to stock to be held in a fiduciary capacity must contain the following:
●
The name(s) of the fiduciary. If an individual, list the first name, middle initial and last name. If a corporation, list the full corporate title (name). If an individual and a corporation, list the corporation’s title before the individual.

●	The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, committee, etc.
●
A description of the document governing the fiduciary relationship, such as a trust agreement or court order. Documentation establishing a fiduciary relationship may be required to register your stock in a fiduciary capacity.

●	The date of the document governing the relationship, except that the date of a trust created by a will need not be included in the description.
●	The name of the maker, donor or testator and the name of the beneficiary.
An example of fiduciary ownership of stock in the case of a trust is: John Doe, Trustee Under Agreement Dated 10-1-93 for Susan Doe.
Stock Order Form Instructions

Items 1 and 2 - Number of Shares and Total Payment Due
Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $10.00 per share. The minimum purchase in the subscription offering is $250 (25 shares) of common stock. As more fully described in the plan of conversion and reorganization outlined in the prospectus, the maximum purchase in any category of the subscription offering is $2,000,000 (200,000 shares) of common stock, and the maximum purchase in the community offering (if held) by any person, is $2,000,000 (2000,000 shares) of common stock. No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than $4,000,000 (400,000 shares) of common stock.

Item 3 - Employee/Officer/Director Information
Check this box to indicate whether you are an employee, officer or director of ViewPoint Bank, ViewPoint Financial Group, or ViewPoint MHC, or a member of such person’s immediate family living in the same household.

Item 4 - Method of Payment by Check
If you pay for your stock by check, bank draft or money order, indicate the total amount in this box. Payment for shares may be made by check, bank draft or money order payable to ViewPoint Financial Group, Inc.. Payment in cash may be made only if delivered in person. Your funds will earn interest at ViewPoint Bank’s passbook savings rate of interest until the stock offering is completed.

Item 5 - Method of Payment by Withdrawal
If you pay for your stock by a withdrawal from a deposit account at ViewPoint Bank, indicate the account number(s) and the amount of your withdrawal authorization for each account. The total amount withdrawn should equal the amount of your stock purchase. There will be no penalty assessed for early withdrawals from certificate accounts used for stock purchases. This form of payment may not be used if your account is an Individual Retirement Account.

Item 6 – Purchaser Information Subscription Offering
a.	Check this box if you had a deposit account(s) totaling $50.00 or more on December 31, 2008 (“Eligible Account Holder”).
b.	Check this box if you had a deposit account(s) totaling $50.00 or more on March 31, 2010, but are not an Eligible Account Holder (“Supplemental Eligible Account Holder”).
c.	Check this box if you had a deposit account(s) on _____ __, 2010, but are not an Eligible Account Holder or Supplemental Account Holder (“Other Member”).
Please list all account numbers and all names on accounts you had on these dates in order to insure proper identification of your purchase rights.
Note: Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.
Community Offering
d.	Check this box if you are a community member (Indicate county of residence in item 9).
e.	Check this box if you were a shareholder of ViewPoint Financial Group on ___ __, 2010

Items 7 and 8 - Form of Stock Ownership, SS# or Tax ID#, Stock Registration and Mailing Address
Check the box that applies to your requested form of stock ownership and indicate your social security or tax ID number(s) in item 7. Complete the requested stock certificate registration and mailing address in item 8. The stock transfer industry has developed a uniform system of shareholder registrations that will be used in the issuance of your common stock. If you have any questions regarding the registration of your stock, please consult your legal advisor. Stock ownership must be registered in one of the ways described above under “Stock Ownership Guide.” Adding the names of other persons who are not owners of your qualifying account(s) will result in the loss of your subscription rights.

Item 9 – Telephone Number(s) and County
Indicate your daytime and evening telephone number(s) and county. We may need to call you if we have any questions regarding your order or we cannot execute your order as given.

Item 10 – Associates/Acting in Concert
Check this box complete the reverse side of the stock order form if you or any associates or persons acting in concert with you (as defined on the reverse side of the stock order form) have submitted other orders for shares or are current owners of existing shares of ViewPoint Financial Group.

Item 11– Acknowledgement
Please review the prospectus carefully before making an investment decision. Sign and date the stock order form where indicated. Before you sign, review the stock order form, including the acknowledgement and certification. Normally, one signature is required. An additional signature is required only when payment is to be made by withdrawal from a deposit account that requires multiple signatures to withdraw funds.

Your properly completed signed stock order form and payment in full (or withdrawal authorization) at the subscription price must be physically received (not just postmarked) by ViewPoint Financial Group, Inc. no later than _:00 p.m., Central Time , on ______ __, 2010 or it will become void.

Delivery Instructions: You may deliver your stock order form by mail using the enclosed stock order return envelope, by hand delivery, or by overnight courier to the Conversion Center address indicated on the front of the stock order form.

If you have any remaining questions, or if you would like assistance in completing your stock order form, you may call our Conversion Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m. Central Time. Please note that the Conversion Center will be closed from noon Friday, May 28, through noon Tuesday, June 1, in observance of the Memorial Day holiday.

ViewPoint Bank Conversion Center, ___________________, Plano, TX 75075